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                                                                   EXHIBIT 23.4





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-10217) of Vornado Realty Trust on Form S-3 of our report dated March 6, 2003, which report includes an explanatory paragraph relating to the Company's adoption of SFAS No. 142 "GOODWILL AND OTHER INTANGIBLE ASSETS" on January 1, 2002, appearing in the Annual Report on Form 10-K of Vornado Realty Trust for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey

March 10, 2003